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                                                                      EXHIBIT IV

                                                 Final Schedule to the Bye-laws
                                                 of Arch Capital Group Ltd.

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                     SERIES A CONVERTIBLE PREFERENCE SHARES

                  The terms of the authorized Preference Shares (as defined below) of Arch Capital Group Ltd., a company incorporated under the laws of Bermuda (the "Company"), shall be as set forth below in this Schedule to the Bye-laws of the Company (this "Schedule").

                  (a) Designation. (1) There is hereby created from the authorized and unissued preference shares of the Company a series of convertible preference shares designated as the Company's "Series A Convertible Preference Shares" (the "Preference Shares") as designated by the Board of Directors. Each Preference Share will have a liquidation preference of $21.00 (the "Liquidation Preference").

                  (2) All Preference Shares purchased, exchanged, converted or otherwise acquired by the Company shall be repurchased and canceled and, upon the taking of any action required by applicable law, shall be restored to the status of authorized but unissued preference shares of the Company, without designation as to series, and may thereafter be reissued.

                  (b) Currency. All Preference Shares shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency. All references herein to "$" or "dollars" refer to United States currency.

                  (c) Ranking. The Preference Shares shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank (1) prior to each other class or series of shares of the Company except Parity Shares and (2) on a parity with Parity Shares. For purposes hereof, (A) "Junior Shares" shall mean the Common Shares of the Company, par value $0.01 per share (the "Common Shares") and the shares of any other class or series of equity securities of the Company which, by the terms of the Bye-laws of the Company or of the instrument by which the Board of Directors shall fix the rights, preferences and limitations thereof, shall not be designated as ranking on a parity with the Preference Shares in respect of dividend rights and rights upon liquidation, winding up or dissolution and (B) "Parity Shares" shall mean the shares of any other class or series of equity securities of the Company which, by the terms of the Bye-laws of the Company or of the instrument by which the Board of Directors shall fix the rights, preferences and limitations thereof, shall, in the event that the dividends thereon are not paid in full, be entitled to share ratably with the Preference Shares, or shall, in the event that the amounts payable thereon on liquidation are

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not paid in full, be entitled to share ratably with the Preference Shares in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full.

                  (d) Dividends. The holders of Preference Shares shall be entitled to receive, from funds legally available therefor, dividends payable when, as and if dividends (including, without limitation, any dividend consisting of stock or other securities or property or rights or warrants to subscribe for securities of the Company or any of its subsidiaries by way of dividend or spin-off) are declared by the Board of Directors with respect to the Common Shares. Dividends shall be payable on each outstanding Preference Share in an amount per Preference Share equal to the amount of such dividends as would be payable with respect to the number of Common Share(s) into which such Preference Share is convertible pursuant to paragraphs (g)(1) and (h). No dividends may be paid or declared on or with respect to the Common Shares prior to the declaration and payment of a dividend on or with respect to the Preference Shares. Dividends shall be non-cumulative.

                  (e) Liquidation Preference. (1) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company or a reduction or decrease in the Company's shares resulting in a distribution of assets to the holders of any class or series of the Company's shares, each holder of Preference Shares shall be entitled to payment out of the assets of the Company available for distribution of an amount equal to the then effective Liquidation Preference per Preference Share held by such holder, plus all accumulated and unpaid dividends thereon, before any distribution is made on any Junior Shares, including, without limitation, Common Shares. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company or a reduction or decrease in the Company's capital Shares, the amounts payable with respect to Preference Shares and all other Parity Shares are not paid in full, the holders of Preference Shares and the holders of the Parity Shares shall share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

                  (2) Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation, merger or amalgamation of the Company with or into any person or the consolidation, merger or amalgamation of any person with or into the Company shall alone be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company, or a reduction or decrease in the capital of the Company, without the adoption of a formal plan of liquidation by the Company.

                  (f) Voting Rights. Except as required by applicable Bermuda law, the Bye-laws of the Company and as may otherwise be provided herein or in any amendment

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hereto, the holders of Preference Shares shall not be entitled to any voting rights as shareholders of the Company except as follows:

                  (1) The affirmative vote of the holders of at least a majority of the outstanding Preference Shares, voting with holders of shares of all other series of preference shares affected in the same way as a single class, in person or by proxy, at a special or annual meeting called for the purpose, or by written consent in lieu of a meeting, shall be required to amend, repeal or change any provisions of this Schedule in any manner which would adversely affect, alter or change the powers, preferences or special rights of the Preference Shares and any such securities affected in the same way; provided, however, that the creation, authorization or issuance of any other class or series of capital shares or the increase or decrease in the amount of authorized shares of any such class or series or of the Preference Shares, or any increase, decrease or change in the par value of any class or series of shares (including the Preference Shares), shall not require the consent of the holders of the Preference Shares and shall not be deemed to affect adversely, alter or change the powers, preferences and special rights of the Preference Shares. With respect to any matter on which the holders are entitled to vote as a separate class, each Preference Share shall be entitled to one vote.

                  (2) Holders of Preference Shares shall be entitled to notice of any shareholders' meeting. The holders of Preference Shares shall be entitled to vote upon all matters upon which holders of the Common Shares have the right to vote, and shall be entitled to the number of votes equal to the largest whole number of Common Shares into which such Preference Shares could be converted pursuant to the provisions of paragraphs (g)(1) and (h) hereof, at the record date for the determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares having general voting powers and not separately as a class.

                  (3) Notwithstanding the provisions of paragraph (f)(2), the vote of the Preference Shares shall be limited as set forth herein.

                      (A) Prior to receipt of the Requisite Shareholder Approval, if the votes conferred by the Controlled Shares (as defined in bye-law 45) of any person, including the Preference Shares held by that person, would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of Directors, the vote of each Preference Share held by such person shall be reduced by whatever amount is necessary so that after any such reduction, the votes conferred by the Controlled Shares of such person, including such Preference Shares, shall




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                            constitute 9.9% of the total voting power of all
                            shares of the Company entitled to vote generally at any election of Directors.

                     (B) Prior to the receipt of the Requisite Shareholder Approval, if the aggregate votes conferred by the Preference Shares then outstanding, together with any Common Shares issued upon conversion of any Preference Shares, or issued upon exercise of any Class A Warrants issued under the Subscription Agreement or the Management Subscription Agreement (including by operation of the anti-dilution adjustments in the Class A Warrants), or issued in cancellation of the Class A Warrants of the Company in connection with the transactions under the Subscription Agreement (together, the "Aggregate Potential Votes") would exceed 19.9% of the total votes entitled to be cast by the Common Shares issued and outstanding on November 19, 2001 (the "Total Base Votes"), then the vote of each Preference Share shall be reduced proportionately (in relation to the total number of Preference Shares then outstanding) so that, after giving effect to such reduction, the Aggregate Potential Votes do not exceed 19.9% of the Total Base Votes (it being understood that if both clause (A) and this clause (B) apply, clause (B) shall be applied first, then clause (A)).

                     (C) Prior to the receipt of the Requisite Regulatory Approval, if the votes conferred by Common Shares and Preference Shares beneficially owned by a given person would otherwise represent more than 9.9% of the voting power of all shares entitle to vote generally at an election of Directors, the vote of each Preference Share held by such person shall be reduced by whatever amount is necessary so that after any such reduction, the votes conferred by the Common Shares and Preference Shares beneficially owned by such person, shall constitute 9.9% of the total voting power of all shares of the Company entitled to vote generally at any election of Directors.

                     (D) Until such time as any waiting period with respect to the acquisition of Preference Shares by Orbital Holdings, Ltd. And Insurance Private Equity Investors, L.P. required to expire under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including any extensions thereof, shall have expired or been terminated, the Preference Shares held by such


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                            GE Purchasers shall not have any votes with respect
                            to the election of directors.

                  (g) Conversion.

                  (1) Optional Conversion. Each Preference Share shall be convertible at any time and from time to time at the option of the holder thereof into fully paid and nonassessable Common Shares. The number of Common Shares deliverable upon conversion of a Preference Share as of the Issuance Date, subject to adjustment as hereinafter provided, shall be one.

                  (2) Mandatory Conversion. Following the later of (a) receipt of the Requisite Shareholder Approval and the Requisite Regulatory Approval, and
(b) 90 days following the consummation of the Final Adjustment contemplated by Section B.3 of the Subscription Agreement, the Preference Shares shall automatically convert into Common Shares. The number of Common Shares deliverable upon conversion of a Preference Share shall be as set forth in paragraphs (g)(1) and (h).

                  (3) Fractional Shares. In connection with the conversion of any Preference Shares, no fractions of Common Shares shall be issued, but in lieu thereof, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price of the Common Shares as of the date of conversion. If more than one Preference Share shall be surrendered for conversion by the same holder at the same time, the number of full Common Shares issuable on conversion thereof shall be computed on the basis of the total number of Preference Shares so surrendered.

                  (4) Mechanics of Conversion. (a) Before any holder of Preference Shares shall be entitled to convert the same into Common Shares, he shall surrender the certificate or certificates therefor, duly endorsed, or deliver an appropriate indemnity agreement, at the office of the Company or its transfer agent for the Preference Shares and shall give written notice to the Company of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Common Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preference Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Common Shares to which such holder shall be entitled as aforesaid. A certificate or certificates will be issued for the remaining Preference Shares in any case in which fewer than all of the Preference Shares represented by a certificate are converted.

                  (b) In connection with the mandatory conversion, the Company shall deliver written notice to each such holder that the conversion date has occurred and the place where certificates are to be surrendered for conversion.

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                                      -6-


                  (5) Issue Taxes. The Company shall pay all issue taxes, if any, incurred in respect of the issue of Common Shares on conversion. If a holder of shares surrendered for conversion specifies that the Common Shares to be issued on conversion are to be issued in a name or names other than the name or names in which such surrendered shares stand, the Company shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such Common Shares to the name of another.

                  (6) Reservation of Shares. The Company shall at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of Preference Shares, such number of its authorized but unissued Common Shares as will from time to time be sufficient to permit the conversion of all outstanding Preference Shares. Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Preference Shares, the Company shall comply with all applicable laws and regulations which require action to be taken by the Company. All Common Shares delivered upon conversion of the Preference Shares will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

                  (h) Conversion Price Adjustments. The number of Common Shares into which each Preference Share is convertible shall be subject to adjustment from time to time as follows:

                  (1) Share Splits and Combinations. In case the Company shall at any time or from time to time after the Issuance Date (A) subdivide or split the outstanding Common Shares, (B) combine or reclassify the outstanding Common Shares into a different number of shares or (C) issue by reclassification of the Common Shares any shares of the Company, then, and in each such case, the number of Common Shares into which each Preference Share is convertible shall be adjusted so that the holder of any Preference Shares thereafter surrendered for conversion shall be entitled to receive the number of Common Shares or other securities of the Company which such holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had such Preference Shares been surrendered for conversion immediately prior to the occurrence of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this subparagraph (1) shall become effective at the close of business on the day upon which such corporate action becomes effective. Such adjustment shall be made successively whenever any event listed above shall occur.

                  (2) Share Dividends in Common Shares. In case the Company at any time or from time to time after the Issuance Date pays a dividend or makes a distribution in Common Shares on any class of shares of the Company (other than a dividend or distribution of Common Shares or other securities which is made directly to the holders of Preference Shares pursuant to paragraph (d), or with respect to which


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                                      -7-


         adjustments are provided in paragraph (h)(1) above) the number of Common Shares into which each Preference Share is convertible shall be adjusted so that the holder of any Preference Shares thereafter surrendered for conversion shall be entitled to receive the number of Common Shares which such holder would have owned or have been entitled to receive after such dividend, had such Preference Shares been surrendered for conversion immediately prior to the record date for the determination of holders entitled to receive such dividend.

                  (3) Distribution of Indebtedness, Securities or Assets. In case the Company distributes to all holders of Common Shares (whether by dividend or other distribution, or in a merger, amalgamation or consolidation or otherwise) evidences of indebtedness, shares of any class or series, other securities, including rights or warrants to subscribe for securities, cash or assets, in each case, of the Company or any of its subsidiaries (other than a dividend or distribution which is made directly to the holders of Preference Shares pursuant to paragraph (d) above), the Company shall distribute to the holders of Preference Shares the same in an amount per Preference Share equal to the amount as would be payable with respect to the number of Common Share(s) into which such Preference Share is convertible pursuant to paragraphs (g)(1) and (h).

                  (4) Transactions in Which Common Shares are Exchanged. In case at any time the Company shall be a party to any transaction (including, without limitation, a merger, amalgamation, consolidation, sale of all or substantially all of the Company's assets, liquidation or recapitalization of the Common Shares and excluding any transaction to which clauses (1), (2) or (3) of this paragraph (h) apply) in which the previously outstanding Common Shares shall be changed into or exchanged for different securities of the Company or common stock or other securities of another corporation or entity (including cash) or any combination of any of the foregoing (each such transaction being a "Transaction"), the Company shall make all necessary provisions such that each Preference Share shall thereafter be convertible into, in lieu of Common Shares, the amount of securities or other property to which such holder would actually have been entitled as a holder of Common Shares upon the consummation of the Transaction if such holder had converted such Preference Shares immediately prior to such Transaction (subject to adjustments from and after consummation of the Transaction as nearly equivalent as possible to the adjustments provided for in this paragraph (h)).

                  (5) Below Market Offerings of Common Shares. In case the Company shall at any time, or from time to time, issue Common Shares (or securities convertible into, or exercisable for, Common Shares) at a price per share (or having a conversion or exercise price per share) less than the Current Market Price (or, in the case of an issuance or sale in connection with an underwritten public offering, less than 99% of

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         the Current Market Price, as determined by the underwriters, less underwriting discounts and commissions) as of the date of issuance of such shares or of such other securities, then, and in each such case, the number of Common Shares into which each Preference Share is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of Common Shares determined by multiplying (A) the number of Common Shares into which such share was convertible on the day immediately prior to such date by (B) a fraction, the numerator of which shall be the sum of (i) the number of Common Shares outstanding on such date and
         (ii) the number of additional Common Shares issued (or into which the other securities may convert or be exercised), and the denominator of which shall be the sum of (aa) the number of Common Shares outstanding on such date and (bb) the number of Common Shares which the aggregate consideration receivable by the Company for the total number of Common Shares so issued (or into which the other securities may convert or be exercised) would purchase at such Current Market Price on such date. An adjustment made pursuant to this subparagraph (5) shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively immediately after the close of business on such date. For purposes of this subparagraph (5), the aggregate consideration receivable by the Company in connection with the issuance of Common Shares, or of other securities convertible into or exercisable for Common Shares, shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such securities plus the minimum aggregate amount, if any, payable upon conversion or exercise of any such other securities into Common Shares.

The provisions of this clause (h) shall not apply to the issuance of any Common Shares (i) pursuant to any restricted share, share option, share purchase or similar plan or arrangement for the benefit of employees or directors of the Company or any of its subsidiaries approved by the Board of Directors or a duly organized committee thereof, (ii) pursuant to options, warrants and conversion rights outstanding on November 20, 2001, or (iii) issued upon conversion of Preference Shares or exercise of Class A Warrants issued under the Subscription Agreement or the Management Subscription Agreement, including pursuant to the purchase price adjustments therein.

                  (i) Certain Definitions. As used in this Schedule, the following terms shall have the following meanings, unless the context otherwise requires:

                  "Board of Directors" means the Board of Directors of the Company.

                  "Business Day" means any day other than a Saturday, Sunday or a United States federal or Bermuda holiday.

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                                      -9-


                  "Conversion Price" per Preference Share at any time means the price equal to $21.00 divided by the number of Common Shares into which such share is then convertible.

                  "Current Market Price" means the average of the closing bid and asked prices of the Common Shares as reported by the National Association of Securities Dealers Automated Quotation System, or if the Common Shares are not there listed, on the principal United States national exchange on which such shares are listed or admitted.

                  "Issuance Date" means the first date of issuance of any Preference Shares.

                  "Management Subscription Agreement" means the Management Subscription Agreement, dated as of October 24, 2001, by and between the Company and certain of its officers and directors parties thereto.

                  "Requisite Regulatory Approval" means approval by the insurance authorities in the States of Florida, Missouri, Nebraska and Wisconsin of the acquisition of greater than 9.9% of the total voting power of all shares of the Company entitled to vote generally in the election of directors by the persons who are original signatories to the Subscription Agreement as "Purchasers".

                  "Requisite Shareholder Approval" means the approval by the holders of Common Shares and Preference Shares of (a) an amendment to bye-laws 45 and 75 in the form of Exhibit III to the Subscription Agreement, and (b) the issuance of Common Shares issuable upon conversion of all Preference Shares issued under the Subscription Agreement and the Management Subscription Agreement and the issuance of Common Shares issuable upon exercise of all Class A Warrants issued under the Subscription Agreement and the Management Subscription Agreement (including by operation of the anti-dilution adjustments in the Class A Warrants), to the extent that the number of all such Common Shares and Common Shares issued in cancellation of the Class A Warrants of the Company in connection with the transactions under the Subscription Agreement would exceed 19.9% of the total number of Common Shares issued and outstanding on November 19, 2001.

                  "Subscription Agreement" means the Subscription Agreement, dated as of October 24, 2001, by and between Arch Capital Group Ltd., a company organized under the laws of Bermuda, and each of the Purchasers named therein, as amended as of November 20, 2001.

                  (j) Headings. The headings of the paragraphs of this Schedule are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

                  (k) Bye-laws. This Schedule shall be attached to the Bye-laws of the Company and shall become incorporated in such Bye-laws.